Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

September 11, 2013

Home Product Information All iPath Products Alternatives Commodities Currencies Emerging Markets Fixed Income Leveraged Strategies About iPath ETNs Essentials of iPath ETNs Understanding iPath ETNs Benefits of ETNs Trading and Redemption Premiums and Discounts Tax Considerations iPath Leveraged ETNs iPath ETN Product Suites Commodities Currencies Equity Fixed Income iPath ETN Resources Prospectuses Fact Sheets Product Essentials Trading Information Contact Us Alternatives iPath® Global Carbon ETN (GRN) iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (XXV) iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II) (IVOP) iPath® S&P 500 VIX Mid-Term Futures™ ETN (VXZ) iPath® S&P 500 Dynamic VIX ETN (XVZ) iPath® S&P MLP ETN (IMLP) iPath® S&P 500 VIX Short-Term Futures™ ETN (VXX) Commodities iPath® Pure Beta Broad Commodity ETN (BCM) iPath® Pure Beta S&P GSCI® -Weighted ETN (SBV) iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN (DJP) iPath® S&P GSCI® Total Return Index ETN (GSP) iPath® Pure Beta Agriculture ETN (DIRT) iPath® Pure Beta Energy ETN (ONG) iPath® Pure Beta Grains ETN (WEET) iPath® Pure Beta Industrial Metals ETN (HEVY) iPath® Pure Beta Livestock ETN (LSTK) iPath® Pure Beta Precious Metals ETN (BLNG) iPath® Pure Beta Softs ETN (GRWN) iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN (JJA) iPath® Dow Jones-UBS Energy Subindex Total ReturnSM ETN (JJE) iPath® Dow Jones-UBS Grains Subindex Total ReturnSM ETN (JJG) iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN (JJM) iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM ETN (COW) iPath® Dow Jones-UBS Precious Metals Subindex Total ReturnSM ETN (JJP) iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN (JJS) iPath® Seasonal Natural Gas ETN (DCNG) iPath® Pure Beta Crude Oil (OLEM) iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN (GAZ) iPath® S&P GSCI® Crude Oil Total Return Index ETN (OIL) iPath® Pure Beta Aluminum ETN (FOIL) iPath® Pure Beta Copper ETN (CUPM) iPath® Pure Beta Lead ETN (LEDD) iPath® Pure Beta Nickel ETN (NINI) iPath® Dow Jones-UBS Aluminum Subindex Total ReturnSM ETN (JJU) iPath® Dow Jones-UBS Copper Subindex Total ReturnSM ETN (JJC) iPath® Dow Jones-UBS Lead Subindex Total ReturnSM ETN (LD) iPath® Dow Jones-UBS Nickel Subindex Total ReturnSM ETN (JJN) iPath® Dow Jones-UBS Tin Subindex Total ReturnSM ETN (JJT) iPath® Dow Jones-UBS Platinum Subindex Total ReturnSM ETN (PGM) iPath® Pure Beta Cocoa ETN (CHOC) iPath® Pure Beta Coffee ETN (CAFE) iPath® Pure Beta Cotton ETN (CTNN) iPath® Pure Beta Sugar ETN (SGAR) iPath® Dow Jones-UBS Cocoa Subindex Total ReturnSM ETN (NIB) iPath® Dow Jones-UBS Coffee Subindex Total ReturnSM ETN (JO) iPath® Dow Jones-UBS Cotton Subindex Total ReturnSM ETN (BAL) iPath® Dow Jones-UBS Sugar Subindex Total ReturnSM ETN (SGG) Currencies iPath® EUR/USD Exchange Rate ETN (ERO) iPath® GBP/USD Exchange Rate ETN (GBB) iPath® JPY/USD Exchange Rate ETN (JYN) iPath® Optimized Currency Carry ETN (ICI) iPath® GEMS Asia 8 ETN (AYT) iPath® GEMS Index™ ETN (JEM) iPath® Asian & Gulf Currency Revaluation ETN (PGD) Emerging Markets iPath® MSCI India Index ETN (INP) Fixed Income iPath® US Treasury Steepener ETN (STPP) iPath® US Treasury Flattener ETN (FLAT) iPath® US Treasury 2-year Bull ETN (DTUL) iPath® US Treasury 2-year Bear ETN (DTUS) iPath® US Treasury 5-year Bull ETN (DFVL) iPath® US Treasury 5-year Bear ETN (DFVS) iPath® US Treasury 10-year Bull ETN (DTYL) iPath® US Treasury 10-year Bear ETN (DTYS) iPath® US Treasury Long Bond Bull ETN (DLBL) iPath® US Treasury Long Bond Bear ETN (DLBS) Leveraged iPath® Long Extended Russell 1000® TR Index ETN (ROLA) iPath® Long Extended S&P 500® TR Index ETN (SFLA) iPath® Long Extended Russell 2000® TR Index ETN (RTLA) iPath® Long Enhanced MSCI EAFE® Index ETN (MFLA) iPath® Short Enhanced MSCI EAFE® Index ETN (MFSA) iPath® Long Enhanced MSCI Emerging Markets Index ETN (EMLB) iPath® Short Enhanced MSCI Emerging Markets Index ETN (EMSA) Strategies Welcome: Financial Professional Financial Professionals may access the latest: ETN Strategies Presentations Product Briefs Login to Learn More I am not a Financial Professional About iPath® ETNs iPath® Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees. iPath® ETNs offer: Cost Efficiency Daily Exchange Liquidity Index Tracking ® ETN” href=”/us/about_ipath_etns” name=”Learn more about iPath ETNs” jQuery164035520028847114226=”152”Learn more about iPath® ETNs iPath® Announcements January 4, 2013 - Barclays Bank PLC announces the launch of the iPath® S&P MLP ETN (ticker: IMLP) See press release to learn more » October 5, 2012 - Barclays Bank PLC to Automatically Redeem the iPath® Long Enhanced S&P 500 Vix Mid-Term Futures™ ETN (II) See press release to learn more » Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (“VWAP”) level, in the case of the iPath® S&P MLP ETN, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index, or the VWAP level in the case of the iPath® S&P MLP ETN, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index, or the VWAP value in the case of the iPath® S&P MLP ETN, has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The Dow Jones-UBS Commodity Indexes are a joint product of Dow Jones Opco, LLC (“Dow Jones Opco”), a subsidiary of S&P Dow Jones Indices LLC, and UBS Securities LLC (“UBS”), and have been licensed for use by Barclays Bank PLC. “Dow Jones®,” “DJ,” “UBS”, “Dow Jones-UBS Commodity Index”, “Dow Jones-UBS Commodity Index Total Return”, “Dow Jones-UBS Agriculture Subindex Total Return”, “Dow Jones-UBS Aluminum Subindex Total Return”, “Dow Jones-UBS Cocoa Subindex Total Return”, “Dow Jones-UBS Coffee Subindex Total Return”, “Dow Jones-UBS Copper Subindex Total Return”, “Dow Jones-UBS Cotton Subindex Total Retur

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective affiliates, makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly. The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI´s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. “S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor´s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance. “Standard & Poor’s®”, “S&P 500®”, “S&P®” and “S&P 500® Total Return”, are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®” and “Buywrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the index to track market performance. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Total Return (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC. S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the index to track market performance. “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. “Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs. “S&P®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC. The S&P® trademark has been sublicensed for certain purposes by Barclays Bank PLC. The S&P MLP index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC. “Barclays US Treasury 2Y/10Y Yield Curve Index™”, “Barclays 2Y US Treasury Futures Targeted Exposure Index™”, “Barclays 5Y US Treasury Futures Targeted Exposure Index™”, “Barclays 10Y US Treasury Futures Targeted Exposure Index™” and “Barclays Long Bond US Treasury Futures Targeted Exposure Index™” are trademarks of Barclays Bank PLC. “Barclays Optimized Currency Carry Index™” and the “USD Optimized Currency Carry Index™” are trademarks of Barclays Bank PLC. “Barclays Global Carbon Index™” and “Barclays Global Carbon Index Total Return™” are trademarks of Barclays Bank PLC. “Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Index™”, “Barclays Global Emerging Markets Strategy (GEMS) Pegged Currency Index™” and “Barclays Global Emerging Markets Strategy (GEMS) Index™” are trademarks of Barclays Bank PLC. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. Home Product Information All iPath Products Alternatives Commodities Currencies Emerging Markets Fixed Income Leveraged Strategies About iPath ETNs Essentials of iPath ETNs Understanding iPath ETNs Benefits of ETNs Trading and Redemption Premiums and Discounts Tax Considerations iPath Leveraged ETNs iPath ETN Product Suites Commodities Currencies Equity Fixed Income iPath ETN Resources Prospectuses Fact Sheets Product Essentials Trading Information Contact Us

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Home > Index: Short Enhanced MSCI EAFE Index. Exposure: Short Enhanced

Index: Short Enhanced MSCI EAFE® Index Exposure: Short Enhanced[1]

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Certain iPath ETNs linked to a leveraged participation in the performance of the Short Enhanced MSCI EAFE® Index, as indicated in the table below, will be automatically redeemed by the issuer, Barclays Bank PLC, at their automatic redemption value on the automatic redemption date.

The respective iPath ETN is being redeemed as the result of an automatic termination event occurring on the date listed below, when the intraday indicative note value was equal to or less than the applicable automatic termination level. Please see the relevant prospectus for additional information relating to automatic termination.

Ticker	Name	Automatic Termination Date[2]	Automatic Termination Level	Automatic Redemption Value[3]	Automatic Redemption Date[4]	Prospectus
MFSA	iPath® Short Enhanced MSCI EAFE® Index ETN	September 10, 2013	$37.50	$37.50	September 17, 2013	Download

Implications for Investors

Holders of the applicable iPath ETN on the automatic redemption date will receive a cash payment, per ETN, equal to the automatic redemption value.

For tax implications of purchasing replacement ETNs offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional.

[1] *For the iPath Leveraged ETNs, "enhanced" refers to an initial leverage factor of 2 on the date of the ETN's issuance and "extended" refers to an initial leverage factor of 3 on the date of the ETN's issuance. Because the leveraged exposure to the underlying index does not reset, investors who invest at a time other than inception of the each respective iPath Leveraged ETN will invest at a different "participation"—or value of the notional exposure per ETN to the performance of the underlying index relative to the value of each ETN—and therefore may have a different leverage ratio than the initial leverage factor. For more information on the participation, see the section entitled "Participation" in the applicable prospectus or the Basics of iPath Leveraged Exchange Traded Notes paper.*

[2] *An automatic termination event occurred because the intraday indicative note value of the relevant series of iPath ETNs was less than or equal to the automatic termination level on the automatic termination date.*

[3] *The automatic redemption value was determined in accordance with the procedures set forth in the prospectus relating to the relevant series of iPath ETNs, available at download.*

[4] *Holders of the ETNs on the automatic redemption date will receive a payment equal to the automatic redemption value on the fifth business day following the automatic termination date.*

Selected Risk Considerations

An investment in the iPath ETNs described herein (the "ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: *The ETNs are exposed to any increase in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has decreased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.*

Credit of Barclays Bank PLC: *The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.*

Automatic Redemption: *If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus.*

Market and Volatility Risk: *The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index.*

Your Return May Be Affected By Factors Affecting International Security Markets: *The international equities underlying the index may have less liquidity and could be more volatile than the securities traded in the U.S. or other longer-established securities markets. Additional special risks associated with international securities may include less rigorous regulation of securities markets, different accounting and disclosure standards, government interference, higher inflation, and social, economic, and political uncertainties.*

Leverage Risk: *Because an investment in the ETNs is leveraged, changes in the level of the underlying index will have a greater impact on the payout on the ETNs than on a payout on securities that are not so leveraged. In particular, any increase in the level of the underlying index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the ETNs substantially greater than an investor would if the ETNs did not contain a leverage component.*

A Trading Market for the ETNs May Not Develop: *Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.*

No Interest Payments from the ETNs: *You may not receive any interest payments on the ETNs.*

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: *You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.*

Uncertain Tax Treatment Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PL C has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPatiETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PL C will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. Black Rock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The MSCI indexes are the exclusive property of MSCI, Inc. (‘MSCI’). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the IPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0709-0813 NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE Product Information All iPath Products Alternatives Commodities Currencies Emerging Markets Fixed Income Leveraged Strategies About iPath ETHs Essentials of iPath ETHs Understanding iPath ETNs Benefits of ETNs Trading and Redemption Premiums and Discounts Tax Considerations iPath Leveraged ETNs iPath ETM Product Suites Commodities Currencies Equity Fixed Income iPath ETH Resources Prospectuses Fact Sheets Product Essentials Trading Information Barclays PLC I Barclays I Press Releases I Contact Us I Privacy Policy I Terms of Use I Prospectuses | Glossary ©2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.